Exhibit 10.1

EMPLOYMENT AGREEMENT

P R E A M B L E

This Employment Agreement defines the essential terms and conditions of our employment relationship with you. The subjects covered in this Agreement are vitally important to you and to the Company. Thus, you should read the document carefully and ask any questions before signing the Agreement. Given the importance of these matters to you and the Company, all executives shall sign the Agreement as a condition of employment.

     This EMPLOYMENT AGREEMENT, dated and effective as of June ___, 2005 is entered into by and between Hillenbrand Industries, Inc. (“Company”) and Rolf A. Classon (“Executive”).

W I T N E S S E T H:

     WHEREAS, the Company is an Indiana corporation engaged through its various subsidiary entities in the death care, healthcare and funeral services industries throughout the United States and abroad;

     WHEREAS, the Company is willing to employ Executive on an interim basis and Executive desires to accept such employment on an interim basis on the terms and conditions set forth in this Agreement;

     WHEREAS, in the course of the employment contemplated under this Agreement, it will be necessary for Executive to acquire knowledge of certain trade secrets and other confidential and proprietary information regarding the Company as well as its parent, subsidiary and/or affiliated entities (hereinafter jointly referred to as the “Companies”); and

     WHEREAS, the Company and Executive (collectively referred to herein as the “Parties”) acknowledge and agree that the execution of this Agreement is necessary to memorialize the terms and conditions of their employment relationship as well as safeguard against the unauthorized disclosure or use of the Company’s confidential information and to otherwise preserve the goodwill and ongoing business value of the Company;

     NOW THEREFORE, in consideration of Executive’s employment, the Company’s willingness to disclose certain confidential and proprietary information to Executive and the mutual covenants contained herein as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Employment and Term. The Company agrees to employ Executive and Executive agrees to serve on an interim basis as the Company’s President and Chief Executive Officer. The term of Executive’s employment began effective May 11, 2005 and shall continue thereafter until the Board of Directors of the Company has elected a successor President and Chief Executive Officer and such individual has accepted such position, unless sooner terminated in accordance with the provisions of Section 9 (“Term”).

2.	Duties. Throughout the Term, Executive agrees to devote his full working time, attention, talents, skills and best efforts to the performance of his duties as the President and Chief

Executive Officer of the Company in accordance with the Company’s Amended and Restated Code of Bylaws, as may be amended from time to time (“Bylaws”), this Agreement and the directions of the Company’s Board of Directors and shall promote the best interests of the Company. Executive shall be allowed to serve as a director of any company or entity of which he is currently a director consistent with the Company’s Corporate Governance Standards for Board of Directors and applicable laws. Executive shall act at all times in accordance with the Hillenbrand Industries, Inc. Code of Ethical Business Conduct, the Corporate Compliance Handbook and all other applicable policies which may exist or be adopted by the Company from time to time. Executive shall continue to serve as a member of the Company’s Board of Directors, subject to the requirement that he stand for re-election at the next Annual Meeting of Shareholders of the Company at which he otherwise would have been required under the Company’s Articles of Incorporation or Bylaws to stand for re-election. However, during the period of time that he serves as the Company’s President and Chief Executive Officer, his membership on all Board committees of Directors of the Company, including the Nominating/Corporate Governance and Compensation and Management Development Committees, shall be suspended. However, in his capacity as Chief Executive Officer and Vice Chairman of the Board of Directors, he shall be allowed to attend any and all non executive portions of meetings of Board committees ex officio.

3.	Board Compensation. During the Term, Executive shall not be entitled to receive compensation for his service as a member of the Board of Directors of the Company. The fees for the Board and committee meetings up to and including May 11, 2005 and pro rata portion of the fiscal 2005 annual Board retainer, annual restricted stock unit award grant made in February 2005 need not be repaid.

4.	At-Will Employment. Subject to the terms and conditions set forth below, Executive specifically acknowledges and accepts such employment on an “at-will” basis and agrees that both Executive and the Company retain the right to terminate this relationship at any time, with or without cause, for any reason not prohibited by applicable law upon proper notice. Executive acknowledges that nothing in this Agreement is intended to create, nor should be interpreted to create, an employment contract for any specified length of time between the Company and Executive.

5.	Compensation. For all services rendered by Executive on behalf of, or at the request of, the Company, in his capacity as President and Chief Executive Officer of the Company during the Term Executive shall be compensated as follows, subject to withholding for payment of any and all applicable federal, state and local payroll and withholding taxes.

(a)	Base Salary. For the services performed by him under this Agreement, the Company shall pay Executive a base salary of Eight Hundred and Fifty Thousand Dollars ($850,000) per year, pro rated for the period which Executive serves (“Base Salary”). The Base Salary shall be paid in the same increments as the Company’s normal payroll, but no less frequently than monthly and prorated for any period less than a full month.

(b)	Bonus. In addition to Base Salary, Executive shall be eligible to receive from the Company an incentive compensation bonus (“Bonus”). The Bonus shall be payable within thirty days of the last day of the Term (“End of Term Date”), provided that Executive remains employed by the Company as Chief Executive Officer and President of the Company through the End of Term Date (except as provided below if the Executive’s employment is terminated on account of disability or death). The amount of the Bonus shall equal the sum of (i) Three Hundred and Eighty Two Thousand and Five Hundred Dollars ($382,500) (“Guaranteed Bonus”) plus (ii) an amount up to Three Hundred and Eighty Two Thousand and Five Hundred Dollars ($382,500) determined by the Compensation and Management Development Committees of the Board of Directors of the Company (“Committee”) based on the achievement by the Company of certain objectives during Executive’s period of employment as determined by that Committee in consultation with the Executive on or before the September 2005 Company’s Board of Director’s meeting. Upon the Executive’s termination of employment on account of disability, as described in Section 9(b)i., or death before May 10, 2006, the Executive shall receive as soon as reasonably possible after such termination of employment, a lump sum amount in cash equal to the product of the Guaranteed Bonus and a fraction, the numerator of which is the number of calendar months in which the Executive rendered at least one full day of service on behalf of the Company beginning on May 11, 2005 and the denominator of which is twelve (12); and

(c)	Signing Bonus. The Company shall on or before July 11, 2005, pay Executive a signing bonus of Two Hundred and Fifty Thousand Dollars ($250,000), which is estimated to be the amount of compensation from other sources foregone by Executive as a result of his full time dedication to his role as the Company’s President and Chief Executive Officer.

(d)	RSUs. Executive shall receive award of Twenty Thousand (20,000) restricted stock units (otherwise known as deferred stock awards) (“RSUs”) under the terms and conditions of a Stock Award Agreement (“Stock Award Agreement”), executed and delivered of even date herewith and the related Company Stock Incentive Plan; all of such RSUs shall vest fully on May 10, 2006 or upon the End of Term Date (other than on account of disability or death), whichever is earlier (“Vesting Date”). Except as provided below if the Executive’s employment is terminated on account of disability or death, the RSUs shall be forfeited if Executive’s employment with the Company is terminated prior to the Vesting Date. One half of the RSUs will be converted to Ten Thousand (10,000) shares of the Company’s common stock on the first anniversary of the Vesting Date and the other half of the RSUs will be converted to Ten Thousand (10,000) shares of the Company’s common stock on the second anniversary of the Vesting Date. Ten Thousand (10,000) shares of the Company’s common stock shall be delivered as soon as administratively possible after such first and second anniversaries of the Vesting Date. Upon the Executive’s termination of employment prior to the Vesting Date on account of disability, as determined under the Stock Award Agreement, or death before May 10, 2006, the Executive shall become vested in a number of RSUs equal to the product of the RSUs and a fraction, the numerator of which is the number of calendar months in which the Executive rendered at least one full day of service on behalf of the Company beginning on May 11, 2005 and the denominator of which is twelve (12).

(e)	Savings Plan. During the Term, Executive shall be eligible to participate in the Company’s 401(k) savings program, subject to satisfaction of any applicable eligibility requirements.

(f)	Waiver of Certain Benefits. In exchange for the consideration discussed in this agreement, executive, on behalf of himself, his heirs, executors, assigns and administrators, agrees that, during the term, except as specifically set forth in this agreement, he shall forgo and waive participation in or entitlement to any plan or program not identified elsewhere in this section 5, including, without limitation, plans or programs that provide benefits to employees of the company, or any related subsidiary, parent, or affiliated corporation, including but not limited to, any employee benefit plan within the scope of employee retirement income security act of 1974, as amended; fringe benefit plan; or stock option, bonus, or purchase plan (collectively, the “plans”). Such plans include, without limitation, the plans identified on exhibit a attached hereto. Accordingly, executive, on behalf of himself, his heirs, executors, assigns and administrators, waives any rights he may have to participate in any group life insurance, accident and health plan, hospitalization plan, disability plan, vacation or other welfare benefit plan, cafeteria plan, and pension benefit plan, or any other employee or retirement benefits that are currently offered or may hereafter be offered by the company, or any related subsidiary, parent, or affiliated corporation. As a result of this waiver, executive understands and acknowledges that he will not be entitled to receive any future employer contributions or accruals under the plans.

6.	Direct Deposit. Executive agrees to make all necessary arrangements to have all sums paid pursuant to this Agreement direct deposited into one or more bank accounts as designated by Executive.

7.	Warranties and Indemnification. Executive warrants that he is not a party to any contract, restrictive covenant, or other agreement purporting to limit or otherwise adversely affecting his ability to secure employment with the Company. Alternatively, should any such agreement exist, Executive warrants that the contemplated services to be performed hereunder will not violate the terms and conditions of any such agreement. In either event, Executive agrees to fully indemnify and hold the Company harmless from any and all claims arising from, or involving the enforcement of, any such restrictive covenants or other agreements.

8.	Restricted Duties. Executive agrees not to disclose, or use for the benefit of the Company, any confidential or proprietary information belonging to any predecessor employer that otherwise has not been made public and further acknowledges that the Company has specifically instructed him not to disclose or use such confidential or proprietary information. Based on his understanding of the anticipated duties and responsibilities hereunder, Executive acknowledges that such duties and responsibilities will not compel the disclosure or use of any such confidential and proprietary information.

9.	Termination of the Term.

(a)	The Term shall end without further action by the Company or Executive upon the Board electing an individual to succeed the Executive as Chief Executive Officer and President and, upon such election, Executive shall, without further action, be deemed to have immediately resigned any and all executive or other employment positions with the Company or any of its subsidiaries.

(b)	The Company shall have the right to end the Term under the following circumstances:

i.	Death or Disability. Executive shall die or become disabled, the latter which shall be deemed to have occurred upon the occurrence of one or more of the following events: Executive becomes eligible for or receives any benefits pursuant to any disability insurance policy as a result of a determination under such policy that Executive is permanently disabled; he becomes eligible for or receives any disability benefits under the Social Security Act; or the Company makes a good faith determination that Executive is and will likely remain unable to perform the essential functions of his duties or responsibilities hereunder on a full-time basis, with or without reasonable accommodation, as a result of any mental or physical impairment. Notwithstanding anything expressed or implied above to the contrary, the Company agrees to fully comply with its obligations under the Americans with Disabilities Act as well as any other applicable federal, state, or local law, regulation, or ordinance governing the protection of individuals with such disabilities as well as the Company’s obligation to provide reasonable accommodation thereunder; or

ii.	With or without Cause. With or without Cause, effective upon written notice to Executive by the Company. For purposes of this Agreement, “cause” shall mean the Company’s good faith determination that Executive has:

A.	acted with gross neglect or willful misconduct in the discharge of his duties and responsibilities or refused to follow the lawful direction of the Board of Directors of the Company;

B.	acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Company’s reasonable opinion, to cause the Company, it officers or its directors embarrassment or ridicule;

C.	violated any Company policy or procedures, specifically including a violation of Hillenbrand Industries, Inc.’s Handbook of Ethical Business Conduct;

D.	disclosed without proper authorization any trade secrets or other Confidential Information (as defined herein); or

E.	engaged in any act that, in the reasonable opinion of the Company, is contrary to its best interests and could reasonably hold the Company, its officers or directors up to probable civil or criminal liability.

(c)	Voluntary Termination. Executive’s voluntary resignation or termination of his employment with the Company prior to the end of the Term with sixty (60) days prior written notice to the Company.

10.	Effect of Expiration or Termination of Term.

a.	Promptly following the termination of the Term Executive shall immediately resign from any and all executive or other employment positions with the Company or any of its subsidiaries and shall provide the Company with reasonable assistance necessary to permit the Company to continue its business operations without interruption and in a manner consistent with reasonable business practices; provided, however, that such transition period shall not exceed thirty (30) days after termination of the Term nor require more than twenty (20) hours of Executive’s time per week and Executive shall be reimbursed for al out of pocket expenses related to the performance of such services.

b.	Upon termination of the Term under Section 9.(a) the Company shall be obligated to pay Executive or his estate all Base Salary accrued but unpaid as of the date of such termination and the Bonus, and all of Executive’s unvested RSUs previously issued under the Stock Award Agreement shall immediately vest.

c.	Upon termination of Executive under Section 9.(b) i. due to Executive’s death or disability, the Company shall be obligated to pay Executive or his estate all Base Salary accrued but unpaid as of the date of such termination and a portion of the Bonus (determined in accordance with Section 5.(b)), and a portion of Executive’s unvested RSUs previously issued under the Stock Award Agreement shall immediately vest in accordance with Section 5.(d).

d.	Upon a termination with or without cause pursuant to Section 9.(b) ii. or a termination pursuant to Section 9.(c), the Company shall only be obligated to pay Executive or his estate all Base Salary accrued but unpaid as of the date of termination.

11.	Assignment of Rights.

(a)	Copyrights. Executive agrees that all works of authorship fixed in any tangible medium of expression by him during the term of this Agreement relating to the Company’s business (“Works”), either solely or jointly with others, shall be and remain exclusively the property of the Company. Each such Work created by Executive is a “work made for hire” under the copyright law and the Company may file applications to register copyright in such Works as author and copyright owner thereof. If, for any reason, a Work created by Executive is excluded from the definition of a “work made for hire” under the copyright law, then Executive does hereby assign, sell, and convey to the Company the entire rights, title, and interests in and to such Work, including the copyright therein, to the Company. Executive will execute any documents that the Company deems necessary in connection with the assignment of such Work and copyright therein. Executive will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on Works created by Executive to secure or aid in securing copyright protection in such Works and will assist the Company or its nominees in filing applications to register claims of copyright in such Works. The Company shall have free and unlimited access at all times to all Works and all copies thereof and shall have the right to claim and take possession on demand of such Works and copies.

(b)	Inventions. Executive agrees that all discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective product, process, or service of the Company (“Inventions”) that Executive conceives or makes during the term of this Agreement relating to the Company’s business, shall become and remain the exclusive property of the Company, whether patentable or not, and Executive will, without royalty or any other consideration:

(i)	Inform the Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved;

(ii)	Assign to the Company or its designee all of his rights, title, and interests in and to such Inventions, any applications for United States and foreign Letters Patent, any United States and foreign Letters Patent, and any renewals thereof granted upon such Inventions;

(iii)	Assist the Company or its nominees, at the expense of the Company, to obtain such United States and foreign Letters Patent for such Inventions as the Company may elect; and

(iv)	Execute, acknowledge, and deliver to the Company or its designee, at the Company’s expense, such written documents and instruments, and do such other acts, such as giving testimony in support of his inventorship, as may be necessary in the opinion of the Company, to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire rights and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions, patent applications, and patents.

12.	Company Property. All records, files, drawings, documents, data in whatever form, equipment, and the like relating to, or provided by, the Company shall be and remain the sole property of the Company. Upon termination of employment, Executive shall immediately return to the Company all such items without retention of any copies and without additional request by the Company.

13.	Confidential Information. Executive acknowledges that the Companies possess certain trade secrets as well as other confidential and proprietary information which they have acquired or will acquire at great effort and expense. Such information may include, without limitation, confidential information, whether in tangible or intangible form, regarding the Companies’ products and services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer identities, contacts, requirements, creditworthiness, preferences, and like matters), product concepts, designs, prototypes or specifications, research and development efforts, technical data and know-how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies’ business (collectively referred to herein as “Confidential Information”). Executive further acknowledges that, as a result of his employment with the Company, Executive will have access to, will become acquainted with, and/or may help develop, such Confidential Information.

14.	Restricted Use of Confidential Information. Executive agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company. Except as may be expressly authorized by the Company in writing, Executive agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party while employed by the Company and for as long thereafter as such information remains confidential (or as limited by applicable law). Further, Executive agrees to use such Confidential Information only in the course of Executive’s duties in furtherance of the Company’s business and agrees not to make use of any such Confidential Information for Executive’s own purposes or for the benefit of any other entity or person.

15.	Acknowledged Need for Limited Restrictive Covenants. Executive acknowledges that the Companies have spent and will continue to expend substantial amounts of time, money and effort to develop their business strategies, Confidential Information, customer identities and relationships, goodwill and Executive relationships, and that Executive will benefit from these efforts. Further, Executive acknowledges the inevitable use of, or near-certain influence by his knowledge of, the Confidential Information disclosed to Executive during the course of employment if allowed to compete against any of the Companies in an unrestricted manner and that such use would be unfair and extremely detrimental to the Company. Accordingly, based on these legitimate business reasons, Executive acknowledges the Company’s need to protect its legitimate business interests by reasonably restricting Executive’s ability to compete with any of the Companies on a limited basis.

16.	Non-Solicitation. During Executive’s employment and for a period of twenty-four (24) months thereafter, Executive agrees not to directly or indirectly engage in the following prohibited conduct:

(a)	Solicit, offer, or accept orders, for any Competitive Products or otherwise transact any competitive business with, or attempt to entice or otherwise cause any third party to withdraw, curtail or cease doing business with, any of the Companies, specifically including customers, vendors, independent contractors and other third party entities;

(b)	Disclose to any person or entity the identities, contacts or preferences of any customers of any of the Companies, or the identity of any other persons or entities having business dealings with any of the Companies;

(c)	Induce any individual who has been employed by or had provided services to any of the Companies within the six (6) month period immediately preceding the effective date of Executive’s separation to terminate such relationship with any of the Companies;

(d)	Offer employment to, accept employment inquiries from, or employ any individual who is or had been employed by any of the Companies at any time within the six (6) month period immediately preceding such offer or inquiry; or

(e)	Otherwise attempt to directly or indirectly interfere with the business of any of the Companies or their relationship with any of their employees, consultants, independent contractors or customers.

17.	Limited Non-Compete. For the above-stated reasons, and as a condition of employment to the fullest extent permitted by law, Executive agrees during the Relevant Non-Compete Period not to directly or indirectly engage in the following competitive activities:

(a)	Executive shall not have any ownership interest in, work for, advise, consult, or have any business connection or business or employment relationship in any competitive capacity with any Competitor unless Executive provides written notice to the Company of such relationship prior to entering into such relationship and, further, provides sufficient written assurances to the Company’s satisfaction that such relationship will not jeopardize the Company’s legitimate interests or otherwise violate the terms of this Agreement;

(b)	Executive shall not engage in any research, development, production, sale or distribution of any Competitive Products, specifically including any products or services relating to those for which Executive had responsibility for the twenty-four (24) month period preceding Executive’s date of separation;

(c)	Executive shall not market, sell, or otherwise offer or provide any Competitive Products within the Geographic Territory; and

(d)	Executive shall not distribute, market, sell or otherwise offer or provide any Competitive Products to any customer of any of the Companies .

18.	Non-Compete Definitions. For purposes of this Agreement, the Parties agree that the following terms shall apply:

(a)	“Competitive Products” shall include any product or service which directly or indirectly competes with, is substantially similar to, or serves as a reasonable substitute for, any product or service in research, development or design, or manufactured, produced, sold or distributed by any of the Companies;

(b)	“Competitor” shall include any person or entity that offers or is actively planning to offer any Competitive Products;

(c)	“Geographic Territory” shall include any and shall include, without limitation, the United States, Canada, Mexico, Europe and any other geographic location in which any of the Companies offers or sells any products or services;

(d)	Relevant Non-Compete Period” shall include the period of Employee’s employment with the Company as well as a period of eighteen (18) months after such employment is terminated, regardless of the reason for such termination provided, however, that this period shall be reduced to the greater of (i) six (6) months or (ii) the total length of Employee’s employment with the Company, including employment with a parent, subsidiary or affiliated entity, if such employment is less than eighteen (18) months;

(e)	“Directly or indirectly” shall be construed such that the foregoing restrictions shall apply equally to Employee whether performed individually or as a partner, shareholder, officer, director, manager, employee, salesman, independent contractor, broker, agent, or consultant for any other individual, partnership, firm, corporation, company, or other entity engaged in such conduct.

19.	Consent to Reasonableness. In light of the above-referenced concerns, including Executive’s knowledge of and access to the Companies’ Confidential Information, Executive acknowledges that the terms of the foregoing restrictive covenants are reasonable and necessary to protect the Company’s legitimate business interests and will not unreasonably interfere with Executive’s ability to obtain alternate employment. As such, Executive hereby agrees that such restrictions are valid and enforceable, and affirmatively waives any argument or defense to the contrary. Executive acknowledges that this limited non-competition provision is not an attempt to prevent Executive from obtaining other employment in violation of IC § 22-5-3-1 or any other similar statute. Executive further acknowledges that Company may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the parties stipulate shall not be deemed an attempt to prevent Executive from obtaining other employment.

20.	Survival of Restrictive Covenants. Executive acknowledges that the above restrictive covenants shall survive the termination of this Agreement and the termination of Executive’s employment for any reason. Executive further acknowledges that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate the obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief. Rather, Executive acknowledges that such obligations are independent and separate covenants undertaken by Executive for the benefit of the Company.

21.	Scope of Restrictions. If the scope of any restriction contained in any preceding paragraphs of this Agreement is deemed too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

22.	Specific Enforcement/Injunctive Relief. Executive agrees that it would be difficult to measure any damages to the Company from a breach of the above-referenced restrictive covenants, but that such damages would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy. Accordingly, Executive agrees that the Company shall be entitled to immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction. In addition, if Executive violates any such restrictive covenant, Executive agrees that the period of such violation shall be added to the term of the restriction. In determining the period of any violation, the Parties stipulate that in any calendar month in which Executive engages in any activity in violation of such provisions, Executive shall be deemed to have violated such provision for the entire month, and that month shall be added to the duration of the non-competition provision. Executive acknowledges that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages. Executive further agrees that the Company shall be entitled to an award of all costs and attorneys’ fees incurred by it in any attempt to enforce the terms of this Agreement.

23.	Publicly Traded Stock. The Parties agree that nothing contained in this Agreement shall be construed to prohibit Executive from investing his personal assets in any stock or corporate security traded or quoted on a national securities exchange or national market system provided, however, such investments do not require any services on the part of Executive in the operation or the affairs of the business or otherwise violate the Hillenbrand Industries, Inc. Code of Ethical Business Conduct.

24.	Titles. Titles are used for the purpose of convenience in this Agreement and shall be ignored in any construction of it.

25.	Severability. The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law. Further, should any particular clause, covenant, or provision of this Agreement be held unreasonable or contrary to public policy for any reason, the Parties acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

26.	Notice of Claim and Contractual Limitations Period. Executive acknowledges the Company’s need for prompt notice, investigation, and resolution of claims filed against it due to the number of relationships it has with Executives and others and due to the turnover among such individuals with knowledge relevant to any underlying claim. Accordingly, Executive agrees prior to initiating any litigation of any type (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) to notify the Company, within 180 days after the claim accrued, by sending a certified letter addressed to the Company’s General Counsel setting forth:(i) claimant’s name, address, and phone;(ii) the nature of the claim; (iii) the date the claim arose; and (iv) the relief requested. This provision is in addition to any other notice and exhaustion requirements that might apply. For any dispute or claim of any type against the Company (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim), Executive must commence legal action within the shorter of one (1) year of accrual of the cause of action or such shorter period that may be specified by law.

27.	Non-Jury Trials. Notwithstanding any rights to a jury trial for any claims, Executive waives any such rights to a jury trial, and agrees that any claim of any type (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) lodged in any court will be tried, if at all, without a jury.

28.	Choice of Forum. Executive acknowledges that the Companies are primarily based in Indiana, and Executive understands and acknowledges the Company’s desire and need to defend any litigation against it in Indiana. Accordingly, the Parties agree that any claim of any type brought by Executive against the Company or any of its Executives or agents must be maintained only in a court sitting in Marion County, Indiana, or Ripley County, Indiana, or, if a federal court, the Southern District of Indiana, Indianapolis Division. Executive further understands and acknowledges that in the event the Company initiates litigation against Executive, the Company may need to prosecute such litigation in such state where the Executive is subject to personal jurisdiction. Accordingly, for purposes of enforcement of this Agreement, Executive specifically consents to personal jurisdiction in the State of Indiana as well as any state in which resides a customer assigned to the Executive. Furthermore, Executive consents to appear, upon Company’s request and at Executive’s own cost, for deposition, hearing, trial, or other court proceeding in Indiana or in any state in which resides a customer assigned to the Executive.

29.	Choice of Law. This Agreement shall be deemed to have been made within the County of Ripley, State of Indiana and shall be interpreted and construed in accordance with the laws of the State of Indiana. Any and all matters of dispute of any nature whatsoever arising out of, or in any way connected with the interpretation of this Agreement, any disputes arising out of the Agreement or the employment relationship between the Parties hereto, shall be governed by, construed by and enforced in accordance with the laws of the State of Indiana without regard to any applicable state’s choice of law provisions.

30.	Assignment-Notices. The rights and obligations of the Company under this Agreement shall inure to its benefit, as well as the benefit of its parent, subsidiary, successor and affiliated entities, and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Executive, cannot be assigned by Executive, but his personal representative shall be bound by all its terms and conditions. Any notice required hereunder shall be sufficient if in writing and mailed to the last known residence of Executive or to the Company at its principal office with a copy mailed to the Office of General Counsel.

31.	Amendments and Modifications. Except as specifically provided herein, no modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding upon the Company or Executive unless in writing and signed by both Parties. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not be construed as a waiver of any subsequent breach. Nothing in this Agreement shall be construed as a limitation upon the Company’s right to modify or amend any of its manuals or policies in its sole discretion and any such modification or amendment which pertains to matters addressed herein shall be deemed to be incorporated herein and made a part of this Agreement.

32.	Outside Representations. Executive represents and acknowledges that in signing this Agreement he does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s Executives, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

33.	Voluntary and Knowing Execution. Executive acknowledges that he has been offered a reasonable amount of time within which to consider and review this Agreement; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has entered into this Agreement knowingly and voluntarily.

34.	Entire Agreement. This Agreement constitutes the entire employment agreement between the Parties hereto concerning the subject matter hereof and shall supersede all prior and contemporaneous agreements between the Parties in connection with the subject matter of this Agreement. Nothing in this Agreement, however, shall affect any separately-executed written agreement addressing any other issues (e.g., the Inventions, Improvements, Copyrights and Trade Secrets Agreement, etc.).

     IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the day and year first above written.

EXECUTIVE	[COMPANY]

Signed:	By:

Rolf A. Classon	Title:

Dated:	Dated:

EXHIBIT A

PLANS

1.	Hillenbrand Industries, Inc. Health Care Plan

2.	Hillenbrand Industries, Inc. Life Insurance Plan

3.	Hillenbrand Industries, Inc. Death & Dismemberment Plan

4.	Hillenbrand Industries Business Travel Accidental Death & Dismemberment Insurance

5.	Hillenbrand Industries Short Term Disability Insurance

6.	Hillenbrand Industries, Inc. Long Term Disability Plan

7.	Hillenbrand Industries, Inc. Employee Assistance Program

8.	Hillenbrand Industries, Inc. Pension Plan

9.	Hillenbrand Industries Flexible Spending Account Program – (a/k/a Hillenbrand Industries, Inc. Cafeteria Plan)

10.	Hillenbrand Industries, Inc. Health Care Reimbursement Plan

11.	Health Industries, Inc. Dependent Care Reimbursement Plan

13.	Hillenbrand Industries Voluntary Accident Insurance Plan

14.	Hillenbrand Industries Tuition Reimbursement

15.	Hillenbrand Industries, Inc. Severance Pay Plan for Salaried Employees.

16.	Hillenbrand Industries, Inc. Supplemental Executive Retirement Plan

17.	Hillenbrand Industries, Inc. Short-Term Incentive Compensation Program